Exhibit 3.4

The Articles of the Corporation are amended to create a first series of 24,000,000 participating convertible preferred shares which shall be designated the Series A Participating Convertible Preferred Shares (the "Series A Shares") and shall have attached thereto, in addition to the rights, privileges, conditions and restrictions attaching to the Preferred Shares as a class, the following rights, privileges, conditions and restrictions as set forth below:

1. Rank of Shares Within Class. Each Series A Share shall rank equally and be identical in all respects.

2. Dividends. The holders of full or fractional Series A Shares shall be entitled to receive, when and as declared by the Board of Directors of the Company (the "Board"), but only out of funds or assets of the Company legally available therefor, dividends on each date (each, a "Payment Date") that any dividend or other distribution is payable or made (whether in the form of cash, securities, rights, warrants or other property) on or in respect of the Common Shares (as defined below) other than dividends or other distributions to the extent payable in form of Common Shares (each, a "Participating Dividend") in an amount per whole Series A Share equal to the aggregate amount of the Participating Dividends that would be payable on the Payment Date to a holder of the Reference Package (as defined below) entitled to receive such Participating Dividend. Each such dividend shall be paid to the holders of record of the Series A Shares on the date, not more than 60 days before the Payment Date, fixed by the Board before the Payment Date to determine the holders of the Series A Shares entitled to receive such dividend. Dividends on each full and each fractional Series A Share shall be cumulative from September 29, 2000 (the "Original Issue Date").

"Common Shares" means the common shares in the capital of the Company constituted as of the Original Issue Date and any other shares or securities into which such shares are exchanged, consolidated or reclassified as a result of any merger, consolidation, reclassification or other transaction.

A "holder", with respect to any Preferred Share, means the person or entity in whose name such Preferred Share is registered on the Preferred Share register maintained by the Company or its agent.

"Reference Package" initially means one fully paid and nonassessable Common Share, but is subject to adjustment as provided in Section 6 hereof.

3. Certain Restrictions. So long as any Series A Share is outstanding, no dividends (except to the extent they are payable in the form of Common Shares) shall be declared, paid or set aside for payment, and no other distribution shall be declared, made or set aside for making, on or in respect of any Common Shares or any Junior Shares (as defined below), nor shall any Common Shares, Junior Shares or Parity Shares (as defined below) be redeemed, purchased or otherwise acquired for any consideration (or any consideration be paid to or made available for a sinking fund for the redemption of any such shares), by the Company, directly or indirectly (including without limitation by any of its subsidiaries), unless, in each case, all of the cumulative dividends on all of the outstanding Series A Shares payable prior thereto or contemporaneously therewith shall have been, or shall contemporaneously be, paid in full.

"Junior Shares" means any class or series of shares of the Company (other than the Common Shares) hereafter authorized over which the Series A Shares have preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Company or other distribution of assets of the Company for the purposes of winding up its affairs.

"Parity Shares" means any class or series of shares of the Company (other than the Series A Shares) that ranks on a parity with the Series A Shares in the distribution of assets on any liquidation, dissolution or winding up of the Company or other distribution of assets of the Company for the purposes of winding up its affairs.

4. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or other distribution of assets of the Company for the purposes of winding up its affairs (collectively, a "Liquidation"), the holders of full and fractional Series A Shares shall be entitled, before any distribution or payment is made on any date to the holders of the Common Shares or any Junior Shares in connection with such Liquidation, to be paid in full out of the assets of the Company available for distribution to its shareholders an amount per whole Series A Share equal to the greater of (A) US$5.625 and (B) the aggregate amount that would be distributed on such date in connection with such Liquidation to a holder of the Reference Package assuming it was outstanding and that the Series A Shares did not exist, together in each case with all accrued and unpaid dividends to such distribution or payment date, whether or not earned or declared (the "Liquidation Preference"). If such payment shall have been made in full to all holders of Series A Shares, the holders of Series A Shares as such shall have no rights or claims to any remaining assets of the Company. In the event the assets of the Company available for distribution to the holders of Series A Shares in connection with any Liquidation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 4 and all liquidation preferences to which all Parity Shares are entitled in connection with such Liquidation, the holders of Series A Shares and such Parity Shares shall be paid pro rata in accordance with their respective aggregate liquidation preferences. For the purposes of this Section 4, the consolidation or merger of, or binding share exchange by, the Company with any other entity shall not be deemed to constitute a Liquidation.

5. Voting Power. The holders of Series A Shares shall have no voting rights except as required by law; provided, however, that the Company shall not amend its Articles of Incorporation or by-laws in any manner which would alter or change the powers, preferences or special rights of the holders of the Series A Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Shares, voting separately as a class on the basis of one vote per share and provided further, however, that with respect to any vote to approve an amalgamation or an arrangement that would result in an exchange, reclassification or cancellation of the Series A Shares and the Common Shares on substantially the same basis, which vote is held within six months of the completion of a "Permitted Bid" or "Competing Permitted Bid", each as defined in the Shareholders Rights Plan Agreement described in Section 6(a) below, pursuant to which an offeror has offered to purchase all of the outstanding Series A Shares and all of the outstanding Common Shares at a price for the Series A Shares which is the greater of (i) the offer price for the Common Shares multiplied by the number of Common Shares as then constitutes the Reference Package, and (ii) an amount equal to the Liquidation Preference, the holders of the Series A Shares shall be entitled to vote, on an as converted basis, together with the holders of the Common Shares and of any other series of Preferred Shares but not separately as a class or series.

6. Conversion Rights.

(a) General. Each Series A Share shall be convertible at the option of the holder thereof, at any time, into the Reference Package. Notwithstanding anything herein to the contrary, if the holder of a Series A Share is Microsoft Corporation, a Washington corporation, or any of its Affiliates or Associates (as each such term is defined in the Shareholder Rights Plan Agreement, dated as of February 11, 1999 and as amended and restated as of March 31, 1999, between the Company and Montreal Trust Company of Canada, as Rights Agent), such holder shall have no rights to convert such Series A Share but any transferee holder thereof which is not Microsoft Corporation or one of its Affiliates or Associates shall have such conversion rights from and after such transfer.

(b) Extraordinary Common Stock Event. If the Company shall (i) issue any additional Common Shares as all or part of a dividend or other distribution on or in respect of outstanding Common Shares, (ii) subdivide the outstanding Common Shares into a greater number of Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of Common Shares, then and in each such case the number of Common Shares in the Reference Package shall be changed effective immediately upon the consummation of such event into the number of Common Shares that a holder of the Reference Package immediately prior to such change and consummation would hold immediately after such event as a result thereof.

(c) Changes in the Common Shares. If the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property as a result of any merger, consolidation, reclassification or other transaction, then and in any such case each Series A Share shall at the same time be similarly exchanged or changed into an amount per whole Series A Share equal to the aggregate amount per whole Series A Share equal to the aggregate amount of stock, securities, cash and/or other property (payable in kind), as the case may be, (the "Substitute Consideration") that a holder of the Reference Package immediately prior to the consummation of such transaction would have received as a result of such transaction if it was entitled to participate therein; provided, however, that if the Substitute Consideration consists in whole or in part of securities of the entity surviving or resulting from such transaction (which may be the Company) entitled to vote generally in the election of directors of such entity then, at the option of each holder of the Series A Shares, such holder may elect, in lieu of the exchange or change provided above, either (i) if the Company is the surviving or resulting entity, to have the Series A Shares remain outstanding and to have the Reference Package changed effective immediately upon the consummation of such transaction into the Substitute Consideration that a holder of the Reference Package immediately prior to such consummation and change would have received as a result of such transaction if it was entitled to participate therein or (ii) if the Company is not the surviving or resulting entity (the "Successor"), to receive in exchange for its Series A Shares the same number of preferred shares of the Successor with terms identical to the terms of the Series A Shares except that the references to (A) the Company shall be to the Successor, (b) the Board shall be to the board of directors of the Successor, (C) the Common Shares shall be to the voting securities of the Successor issued in such transaction and (B) the Reference Package shall be the Substitute Consideration that a holder of the Reference Package immediately prior to the consummation of the transaction would have received as a result of such transaction if it was entitled to participate therein.

(d) Exercise of Conversion Privilege and Procedure for Conversion. To

exercise its conversion privilege, a holder of Series A Shares shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office (which certificate or certificates shall, if required by the Company, be duly endorsed to the Company or in blank or be accompanied by proper instruments of transfer to the Company or in blank), accompanied by a written notice to the Company to the effect that such holder elects so to convert such shares and specifying the name or names (with address or addresses) in which a certificate or certificates or other appropriate instruments evidencing the shares or other property to which such holder is entitled upon such conversion. All accrued and unpaid dividends or other distributions payable on any Series A Shares surrendered for conversion, whether or not earned or declared, shall be paid forthwith upon such conversion. Any dividend payable on Series A Shares surrendered for conversion during the period from the close of business on any record date for the payment of such dividend on such shares to the opening of business on the date of payment of such dividend shall be payable to the holder of record of such shares as of such record date notwithstanding such conversion. As promptly as practicable after the surrender by a holder of Series A Shares of certificates evidencing the Series A Shares being converted at the office referred to above and compliance by such holder with the other conditions specified above, the Company shall issue and shall deliver to the person or persons entitled thereto (as specified in the applicable written notice of conversion) a certificate or certificates evidencing the number of whole Common Shares, other securities and/or property to which such person or persons shall be entitled as provided herein, together (if applicable) with cash in lieu of fractional Common Shares as provided below. Such conversion shall be deemed to have been made as of the close of business on the date of such surrender and compliance and at such time such person or persons shall be treated for all purposes as the record holder or holders (or, in the case of securities or property not in registered form, the owner or owners) of such Common Shares, other securities and/or property on such date and the rights of the converting holder as holder of the converted Series A Shares shall cease.

(e) Cash in Lieu of Fractional Shares. No fractional Common Shares shall be issued upon conversion of Series A Shares. If a number of Series A Shares (evidenced by one or more certificates) shall be surrendered for conversion at one time by the same holder, the number of whole Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Shares being converted at such time by such holder. Instead of any fractional Common Shares that would otherwise be issuable to a holder upon conversion of Series A Shares, the Company shall pay to such holder a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Closing Price (as defined below) on the day of conversion.

"Closing Price" of the Common Shares on any day means the last reported per share sale price, regular way, of the Common Shares on such day or, if no sale takes place on such day, the average of the reported closing per share bid and asked prices, regular way, of the Common Shares on such day, in each case on the Nasdaq National Market or, if the Common Shares are not quoted on the Nasdaq National Market on such day, on the principal national securities exchange or quotation system in the United States or Canada on which the Common Shares are listed or admitted to trading or quoted on such day, or, if the Common Shares are not so listed or admitted to trading or quoted on such day, the average of the closing per share bid and asked prices of the Common Shares on such day in the over-the-counter market as reported by a generally acceptable national quotation service or, if not so available in such manner, as furnished by any member firm of The Toronto Stock Exchange selected from time to time by the Board for that purpose on such day or, if not so available in such manner, as otherwise determined as of such day in good faith by the Board (whose good faith determination shall be conclusive and described in a resolution of the Board).

(f) Partial Conversion. In the event some but not all of the Series A Shares represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to the holder a new certificate representing the number of Series A Shares which were not converted.

(g) Reservation of Common Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Common

Shares, solely for the purpose of effecting the conversion of the Series A Shares, the full number of its Common Shares then deliverable upon conversion of all the then outstanding Series A Shares, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all the then outstanding Series A Shares, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose. If any Common Shares required to be reserved for issuance upon conversion of Series A Shares require registration with or approval of any governmental authority before such shares may be issued or freely transferred upon conversion, the Company will in good faith and as expeditiously as is commercially reasonable endeavor to cause such shares to be duly registered or approved, as the case may be; provided, however, that the foregoing shall apply in any jurisdiction only when the Series A Shares shall have become freely transferable under applicable securities laws of such jurisdiction. If the Common Shares are then listed or admitted for trading or quoted on any national securities exchange or quotation system, the Company will, if permitted by the rules of such exchange or quotation system, cause all Common Shares issuable upon conversion of the Series A Shares to be so listed, admitted for trading or quoted, as the case may be.

7. Issuer Tender or Exchange Offers. If the Company, directly or indirectly (including without limitation through any of its subsidiaries), shall consummate a tender or exchange offer (including an issuer bid in Canada) for all or any portion of the Common Shares, it shall contemporaneously therewith consummate a tender or exchange offer (or issuer bid in Canada) for the same portion of the outstanding Series A Shares for consideration per whole Series A Share equal to the product of (A) the consideration paid per Common Share in such tender or exchange offer for the Common Shares and (B) the Reference Package.

8. Notices. The Company shall distribute to the holders of Series A Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents that it distributes generally to the holders of Common Shares, at such times and by such method as such documents are distributed to such holders of Common Shares.

9. No Reissuance. No shares of Series A Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued and shall be cancelled.

10. Redemption. The Series A Shares shall not be redeemable.